EXHIBIT 1.1

CONFORMED COPY

Dated 18 March 2008

KRAFT FOODS INC.

and

CREDIT SUISSE SECURITIES (EUROPE) LIMITED

and

GOLDMAN SACHS INTERNATIONAL

and

HSBC BANK PLC

and

J.P. MORGAN SECURITIES LTD.

and

SOCIÉTÉ GÉNÉRALE

and

UBS LIMITED

and

ABN AMRO BANK N.V.

and

BANCA IMI S.P.A.

and

BBVA SECURITIES, INC.

and

BNP PARIBAS

and

LEHMAN BROTHERS INTERNATIONAL (EUROPE)

SUBSCRIPTION AGREEMENT

relating to

€2,000,000,000 5.75per cent. Notes due 2012

€850,000,000 6.25 per cent. Notes due 2015

Ref: DMZL/ANN

Linklaters LLP

This Agreement is made on 18 March 2008 between:

(1)	KRAFT FOODS INC. (the “Issuer”);

(2)	CREDIT SUISSE SECURITIES (EUROPE) LIMITED, GOLDMAN SACHS INTERNATIONAL, HSBC BANK PLC, J.P. MORGAN SECURITIES LTD. (“JPMorgan”), SOCIÉTÉ GÉNÉRALE and UBS LIMITED (together, the “Joint Lead Managers”); and

(3)	ABN AMRO BANK N.V., BANCA IMI S.P.A., BBVA SECURITIES, INC., BNP PARIBAS and LEHMAN BROTHERS INTERNATIONAL (EUROPE) (together with the Joint Lead Managers, the “Managers”).

Whereas the Issuer proposes to issue (i) €2,000,000,000 5.75 per cent. Notes due 2012 (the “2012 Fixed Rate Notes”) and (ii) €850,000,000 6.25 per cent. Notes due 2015 (the “2015 Fixed Rate Notes”)(together, the “Notes”, which expression, where the context so admits, shall include the global notes in registered form (the “Global Note Certificates”), to be delivered in respect thereof).

It is agreed as follows:

1	Issue of the Notes

1.1	Agreement to Issue: Subject to the terms and conditions hereof the Issuer agrees to issue the Notes on 20 March 2008 or such later date, not being later than 3 April 2008 as the Issuer and the Joint Lead Managers, on behalf of the Managers, may agree (the “Closing Date”), to the Managers or as they may direct. The Notes will be issued at a price equal to (i) 99.732 per cent. of the principal amount of the 2012 Fixed Rate Notes and (ii) 99.553 per cent. of the principal amount of the 2015 Fixed Rate Notes (each, the “Issue Price”).

1.2	The Notes: The Issuer will, not later than the Closing Date, enter into a fiscal agency agreement (the “Fiscal Agency Agreement”) with Deutsche Bank AG, London Branch as fiscal agent and the other agents referred to therein substantially in the form of the draft dated 18 March 2008, with such changes thereto as may be approved by the Joint Lead Managers. The Notes will be issued in accordance with the terms of the Fiscal Agency Agreement and will be in the form set out therein. This Agreement and the Fiscal Agency Agreement are together referred to herein as the “Agreements”.

1.3	Prospectus: The Issuer confirms that it has prepared a prospectus dated 18 March 2008 (the “Prospectus”) for use in connection with the offering of the Notes and hereby authorises the Managers to distribute copies thereof in connection with the offering and sale of the Notes, copies of it in preliminary form dated 29 February 2008 (the “Preliminary Prospectus”) having already been distributed with the consent of the Issuer.

1.4	Offer: The Issuer confirms that it has authorised the Joint Lead Managers to offer the Notes on its behalf to the Managers for subscription at the relevant Issue Price less the combined management and underwriting commission referred to in Clause 9, subject to signature of this Agreement.

2	Stabilisation

2.1

Authority: JPMorgan (the “Stabilising Manager”) for its own account may, to the extent permitted by applicable laws and directives, over-allot and effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail, but in doing so JPMorgan shall act as principal and not as agent of the Issuer and in no circumstances shall the Issuer be obliged to issue more than (i) €2,000,000,000 in principal amount of the 2012 Fixed Rate Notes and (ii) €850,000,000 in principal amount of the 2015 Fixed Rate Notes. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes. Such stabilisation shall be conducted in accordance with all applicable laws and rules.

2.2	Stabilisation Losses: As between the Issuer and the Stabilising Manager, any loss resulting from over-allotment and stabilisation shall be borne, and any profit arising therefrom shall be retained, by the Stabilising Manager.

3	Agreements by the Managers

3.1	Subscription: The Managers jointly and severally agree to subscribe and pay for the Notes on the Closing Date at the Issue Price less the combined management and underwriting commission referred to in Clause 9, all on the terms set forth herein.

3.2	Selling Restrictions: Each Manager severally (and not jointly) represents and agrees that it has complied and will comply with the selling restrictions set out in the Schedule hereto.

3.3	Agreement Among Managers: The Managers agree as between themselves that they will be bound by and will comply with the International Primary Market Association Standard Form Agreement Among Managers version 1 New York law (the “Agreement Among Managers”) and further agree that references in the Agreement Among Managers to the “Lead Manager” shall mean the Joint Lead Managers, references to the “Settlement Lead Manager” shall mean JPMorgan and references to the “Stabilising Manager” shall mean JPMorgan.

4	Listing

4.1	Listing and Trading: References in this Agreement to Notes being or to be “listed on the Irish Stock Exchange” or the “Listing” shall be to Notes being or to be admitted to the official list of The Irish Stock Exchange Limited (the “Irish Stock Exchange”) and admitted to trading on the European Economic Area Regulated Market of the Irish Stock Exchange.

4.2	Application for Listing: The Issuer confirms that it has made or caused to be made an application for the Notes to be listed on the official list of the Irish Stock Exchange.

4.3	Supply of Information: The Issuer agrees to deliver to the Irish Financial Services Regulatory Authority (the “Financial Regulator”) and the Irish Stock Exchange copies of the Listing Prospectus and such other documents, information and undertakings as may be required for the purpose of obtaining the Listing.

4.4	Maintenance and Listing: The Issuer agrees to use its best endeavours to maintain the Listing for as long as any of the Notes are outstanding. If, however, the Listing becomes unduly onerous, the Issuer will obtain, and will thereafter use its best endeavours to obtain, and thereafter to maintain a quotation for, or listing of, the Notes on such other stock exchange as is commonly used for the quotation or listing of debt securities as it may decide in consultation with the Joint Lead Managers.

4.5	Approval of Prospectus: The Issuer confirms that the Prospectus has been approved by the Financial Regulator as a prospectus for the purposes of the EU Prospectus Directive

(2003/71/EC) and Commission Regulation (EC) No.809/2004 (the “Prospectus Directive”). All references in this Agreement to a Directive include any relevant implementing measure of each Member State of the European Economic Area which has implemented such Directive.

5	Representations and Warranties

The Issuer represents and warrants to and with the Managers and each of them that:

5.1	Incorporation: it is duly incorporated and validly existing and in good standing under the laws of the Commonwealth of Virginia with power and authority to own and lease its properties and conduct its business as described in the Preliminary Prospectus and the Prospectus, and is duly qualified to do business as a foreign corporation in good standing in those jurisdictions in which its ownership or lease of property or conduct of business requires such qualification;

5.2	Significant Subsidiary: each subsidiary of the Issuer that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the U.S. Securities Act of 1933, as amended (the “Securities Act”) (the “Significant Subsidiaries”) has been duly incorporated or organised, as the case may be, and is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or organisation, with power and authority to own and lease its properties and conduct its business as described in the Preliminary Prospectus and the Prospectus; and each Significant Subsidiary is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; except where the failure to be so qualified or be in good standing would not reasonably be expected to individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Issuer and its subsidiaries taken as a whole (“Material Adverse Effect”); and all of the issued and outstanding capital stock or other equity interests of each Significant Subsidiary has been duly authorised for issuance and validly issued and is fully paid and non-assessable; and the capital stock or limited liability company interests of each Significant Subsidiary owned by the Issuer, directly or through subsidiaries, is owned free from claims, liens, encumbrances and defects;

5.3	Validity of Agreements: this Agreement has been duly authorised, executed and delivered by the Issuer and constitutes, and the Fiscal Agency Agreement has been duly authorised by the Issuer and on the Closing Date will constitute, valid, legal, binding and enforceable obligations of the Issuer except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

5.4	Validity of Notes: the Notes have been duly authorised by the Issuer and, when duly executed, authenticated, issued and delivered in accordance with the Fiscal Agency Agreement, will constitute valid, legal, binding and enforceable obligations of the Issuer except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

5.5	Consents: no consent, approval, authorisation, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by the Agreements in connection with the issuance and sale of the Notes by the Issuer, except (i) such as have been obtained or made, as the case may be, (ii) such as may be required under applicable state securities laws and (iii) such as may be required under applicable foreign securities laws;

5.6	Compliance: the execution and delivery of the Agreements, the issue of the Notes, the carrying out of the other transactions contemplated by the Agreements and compliance with their terms do not and will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Issuer or any subsidiary of the Issuer pursuant to (i) any law, any statute, any rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Issuer or any subsidiary of the Issuer or any of their properties, (ii) any agreement or instrument to which the Issuer or any such subsidiary is a party or by which the Issuer or any such subsidiary is bound or to which any of the properties of the Issuer or any such subsidiary is subject, or (iii) the charter or by-laws of the Issuer or any such Significant Subsidiary, which breach, violation, default, lien, charge or encumbrance, in the case of (i) and (ii) only, would have a Material Adverse Effect or have a material adverse effect on the transactions contemplated by this Agreement, and the Issuer has full power and authority to authorise, issue and sell the Notes as contemplated by this Agreement;

5.7	Prospectus: (i) the Preliminary Prospectus at the date thereof contained and the Prospectus contains all information with respect to the Issuer and the Issuer and its subsidiaries and affiliates taken as a whole (the “Group”) and to the Notes which is material in the context of the issue and offering of the Notes (including all information required by applicable laws and the information which, according to the particular nature of the Issuer and of the Notes, is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of the Issuer and of the rights attaching to the Notes), (ii) the statements contained in the Preliminary Prospectus as at the date thereof, the Prospectus are in every material particular true and accurate and not misleading, (iii) the opinions, predictions and intentions expressed in the Preliminary Prospectus as at the date thereof and the Prospectus with regard to the Issuer and the Group are honestly held or made, have been reached after considering all relevant circumstances and are based on reasonable assumptions, (iv) there are no other facts in relation to the Issuer and the Group or the Notes the omission of which would, in the context of the issue and offering of the Notes, make any statement in the Preliminary Prospectus or the Prospectus misleading, (v) all reasonable enquiries have been made by the Issuer to ascertain such facts and to verify the accuracy of all such information and statements, (vi) the Preliminary Prospectus as at the date thereof did not and the Prospectus does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vii) the Prospectus has been made available to the public as required by the Prospectus Directive;

5.8	Financial Statements: the consolidated financial statements of the Issuer and its consolidated subsidiaries taken as a whole (the “Consolidated Group”) for the two years ended 31 December 2007, present fairly, in all material respects, the combined or consolidated financial position of the Issuer and its subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown and all such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis during the periods involved (except for changes required by changes in such accounting principles);

5.9	No Material Adverse Change: save as disclosed in the Prospectus, since 31 December 2007 there has been no change (nor any development or event involving a prospective change of which the Issuer is aware) which is materially adverse to the condition (financial or other), prospects, results of operations or general affairs of the Issuer or of the Consolidated Group, respectively and there has been no extraordinary dividend or extraordinary distribution of any kind declared, paid or made by the Issuer on any class of its capital stock;

5.10	Title to Properties: except as would not individually or in the aggregate have a Material Adverse Effect, the Issuer and its Significant Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects and the Issuer and its Significant Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions; and each of the Issuer and the Significant Subsidiaries own or lease all such properties as are necessary to the conduct of their operations as presently conducted;

5.11	Certificates, Authorities and Permits: the Issuer and its Significant Subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Issuer or any of its Significant Subsidiaries, would reasonably be expected to individually or in the aggregate have a Material Adverse Effect;

5.12	Labour Disputes: no labour dispute with the employees of the Issuer or any subsidiary exists or, to the knowledge of the Issuer, is imminent that the Issuer reasonably expects to have a Material Adverse Effect;

5.13	Intellectual Property Rights: except as would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect, the Issuer and its subsidiaries own, possess (through licence or otherwise) or can acquire on reasonable terms, trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated by them, or presently employed by them, and neither the Issuer nor any subsidiary has received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights;

5.14	Environmental Laws: neither the Issuer nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Issuer is not aware of any pending investigation which might lead to such a claim;

5.15

Litigation: save as disclosed in the Prospectus, there are no pending actions, suits or proceedings against or affecting the Issuer or any of its subsidiaries or any of their respective properties which, if determined adversely to the Issuer or any such subsidiary, could individually or in the aggregate have a Material Adverse Effect or would materially and adversely affect the ability of the Issuer to perform its obligations under the Agreements or the Notes or which are otherwise material in the context of the issue or offering of the Notes and, to the Issuer’s knowledge, no such actions, suits or proceedings are threatened or contemplated;

5.16	Investment Company: the Issuer is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds as described in the Preliminary Prospectus and the Prospectus, will not be an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended (the “1940 Act”);

5.17	Internal Controls: the Issuer maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that complies with the requirements of the Exchange Act and has been designed by the Issuer’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Issuer has carried out evaluations of the effectiveness of its internal control over financial reporting as required by Rule 13a-15 under the Exchange Act and as of 31 December 2007 such internal control over financial reporting is effective, and the Issuer is not aware of any material weaknesses in its internal control over financial reporting. Since 31 December 2007, there has been no change in the Issuer’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Issuer’s internal control over financial reporting;

5.18	Disclosure Controls and Procedures: the Issuer maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Issuer and its subsidiaries is made known to the Issuer’s principal executive officer and principal financial officer by others within those entities; such disclosure controls and procedures were effective for the period ended 31 December 2007 as included within the Preliminary Prospectus and the Prospectus; and since such date, there has been no change to the Issuer’s disclosure controls and procedures that has materially affected, or is reasonably likely to materially affect, the Issuer’s disclosure controls and procedures;

5.19	Sarbanes-Oxley Act: there is and has been no failure on the part of the Issuer and any of the Issuer’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the U.S.Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”);

5.20	Event of Default: no event has occurred or circumstance arisen which, had the Notes already been issued, might (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) constitute an event described under “Events of Default” in the Prospectus;

5.21	Directed Selling Efforts, General Solicitation and General Advertising: neither the Issuer nor its affiliates nor any persons acting on its or their behalf (which for the avoidance of doubt shall not include any Manager) have engaged or will engage in any general solicitation or general advertising (as the terms are used in Rule 502(c) under the Securities Act) in the United States in connection with the offering of the Notes nor any directed selling efforts (as defined in Regulation S under the Securities Act) with respect to the Notes and it and they have complied and will comply with the offering restrictions requirement of such Regulation;

5.22	Foreign Corrupt Practices Act: neither the Issuer nor any of its subsidiaries nor, to the knowledge of the Issuer, any director, officer, agent, employee or affiliate of the Issuer or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Issuer, its subsidiaries and, to the knowledge of the Issuer, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith;

5.23	Money Laundering Laws: the operations of the Issuer and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping in all material respects and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Issuer, threatened; and

5.24	OFAC: neither the Issuer nor any of its subsidiaries nor, to the knowledge of the Issuer, any director, officer, agent, employee or affiliate of the Issuer or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Issuer will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

6	Covenants of the Issuer

The Issuer agrees with the Managers that:

6.1	Delivery of Prospectuses: the Issuer will deliver to the Managers, without charge, on the date hereof and hereafter from time to time as requested, such number of printed copies of the Prospectus as the Managers may reasonably request;

6.2

Supplements or Amendments: (i) if at any time during the relevant period for the purpose of the Prospectus Directive there arises or is noted a significant new factor, material mistake or inaccuracy relating to the information included in the Prospectus, the Issuer will promptly inform the Joint Lead Managers and will prepare and submit to the Irish Stock Exchange and the Financial Regulator for its approval (and subsequently make available to the public) a supplement or amendment to the Prospectus containing details of the significant new factor, mistake or inaccuracy so as to comply with the requirements of the Prospectus Directive without charge to the Managers and (ii) without prejudice to its obligations under sub-paragraph (i), if at any time prior to the completion (in the opinion of the Joint Lead Managers) of the distribution of the Notes, any other event shall have occurred as a result of which the Prospectus, as then amended or supplemented, would include a statement of fact which is not true and accurate in all material respects or omit any fact the omission of which would make misleading in any material respect any statement therein, or if for any other reason it shall be necessary to amend or supplement the Prospectus, then the Issuer will promptly inform the Joint Lead Managers and shall at the request of the Joint Lead Managers prepare and submit to the Irish Stock Exchange and the Financial Regulator for their approval (and subsequently make available to the public) a supplement or amendment to the Prospectus, containing details of the untrue or inaccurate statement of fact or omission, without charge to the Managers. The Issuer will deliver to the Managers, without charge, such number of printed copies of such supplement or amendment to the Prospectus as the Managers may reasonably request;

6.3	Stabilisation: the Issuer authorises the Joint Lead Managers and the Stabilising Manager to make adequate public disclosure of the information required by European Union Commission Regulation (EC) 2273/2003;

6.4	Representations and Warranties: without prejudice to its obligations under Clause 6.2, the Issuer will notify the Managers promptly of any change affecting any of its representations, warranties, agreements and indemnities herein at any time prior to payment being made to the Issuer on the Closing Date and take such steps as may be reasonably requested by the Joint Lead Managers to remedy and/or publicise the same; and

6.5	Announcements: subject to Clause 6.3, between the date hereof and the Closing Date (both dates inclusive) the Issuer will use reasonable efforts to consult with the Joint Lead Managers on behalf of the Managers (only to the extent that such consultation is practicable) before making any official announcement which would have an adverse effect on the marketability of the Notes.

7	Conditions Precedent

The obligation of the Managers under this Agreement to subscribe for the Notes is subject to the following conditions precedent:

7.1	Other Agreements: the execution and delivery by all parties thereto of the Fiscal Agency Agreement on or prior to the Closing Date;

7.2	Listing: the Listing shall have been approved by the Irish Stock Exchange and the Financial Regulator on or prior to the Closing Date, subject only to the issue of the Global Note Certificates;

7.3	Legal Opinions: on or prior to the Closing Date, there having been delivered to the Managers opinions, in form and substance satisfactory to the Joint Lead Managers, dated the Closing Date, of (i) Clifford Chance LLP, legal advisers to the Issuer as to United States and New York law, (ii) Hunton & Williams LLP, legal advisers to the Issuer as to Virginia law and (iii) Linklaters LLP, legal advisers to the Managers as to United States law;

7.4	Auditors’ Letters: on the date of (i) this Agreement and (ii) the Closing Date, there having been delivered to the Managers letters, in form and substance satisfactory to the Joint Lead

Managers, dated the date of (i) this Agreement and (ii) the Closing Date, respectively, and addressed to the Managers from PricewaterhouseCoopers LLP, the independent auditors of the Issuer;

7.5	Authorisation: on or prior to the Closing Date, there having been delivered to the Joint Lead Managers, on behalf of the Managers, a copy, certified by a duly authorised signatory of the Issuer of:

7.5.1	the constitutive documents of the Issuer; and

7.5.2	the resolution of the Board of Directors of the Issuer dated 4 October 2007 authorising the execution of this Agreement and the Fiscal Agency Agreement, the issue of the Notes and the entry into and performance of the transactions contemplated hereby and thereby;

7.6	Compliance: at the Closing Date (i) the representations and warranties of the Issuer herein being true, accurate and correct at, and as if made on, the Closing Date and the Issuer having performed all of its obligations hereunder to be performed on or before the Closing Date and (ii) there having been delivered to the Managers a certificate signed by a duly authorised officer of the Issuer, dated the Closing Date, to the effect set out in sub-paragraph (i) and confirming that, since the date of this Agreement, there has been no change (nor any development or event involving a prospective change of which the Issuer is aware) which is materially adverse to the condition (financial or other), prospects, results of operations or general affairs of the Issuer; and

7.7	Rating: from and including the date of this Agreement to and including the Closing Date there having been no public announcement from an internationally recognised rating agency that such agency has revised downwards, withdrawn or placed on review or “creditwatch” with negative implications (or other similar publication of review or change of its outlook by the relevant rating agency) any existing credit rating assigned to the Notes or other long term debt of the Issuer.

The Joint Lead Managers, on behalf of the Managers, may, at their discretion, waive compliance with the whole or any part of this Clause 7.

8	Closing

8.1	Issue of Notes: Not later than 10 a.m. (Central European time) on the Closing Date (or such other time on the Closing Date as may be agreed between the Joint Lead Managers, on behalf of the Managers, and the Issuer) the Issuer will issue and deliver to the Managers or their order the Global Note Certificates.

8.2	Payment: Against such registration and delivery the Managers will pay to the Issuer the net subscription moneys for the Notes (being the aggregate amount payable for the Notes calculated as the Issue Price less the commissions referred to in Clause 9). Such payment shall be made by the common depositary (the “Common Depositary”) in euro in immediately available funds to the account of the Issuer, Kraft Foods Inc., account number 1187-7224, IBAN Number GB14CITI18500811877224, designated Kraft Foods Inc., with Citibank, N.A., London, swift code CITIGB2L. Such payment shall be evidenced by a confirmation by the Common Depositary that it has so made that payment.

9	Commissions

In consideration of the obligations undertaken herein by the Managers, the Issuer agrees to pay to the Managers a combined management and underwriting commission of (i) 0.30 per cent. of the principal amount of the 2012 Fixed Rate Notes and (ii) 0.35 per cent. of the principal amount of the 2015 Fixed Rate Notes. Such commissions shall be deducted from the subscription moneys for the Notes as provided in Clause 8.2.

10	Expenses

10.1	Issuer’s Expenses: The Issuer will pay the costs and expenses relating to the issue of the Notes including, inter alia, (i) the costs of the preparation, production and printing of the Notes, the Preliminary Prospectus, the Prospectus and any supplement or amendment thereto, the Agreements and all other documents relating to the issue of the Notes, (ii) the costs of the initial delivery and distribution (including transportation, packaging and insurance) of the Notes, (iii) the costs of listing the Notes on the Irish Stock Exchange, (iv) the costs of all advertising in relation to the issue of the Notes approved by the Issuer and the Joint Lead Managers, on behalf of the Managers, or required in connection with the Listing referred to in Clause 4, (v) the fees and expenses of the Fiscal Agent and the Paying Agents in relation to the preparation and execution of the Agreements, the issue of the Notes and the performance of their duties under the Agreements, (vi) the costs of obtaining ratings for the Notes from any rating agency, (vii) the costs and expenses incurred in connection with any “roadshow” presentations to prospective investors and (viii) any stamp duty or other issue, transaction, value added or similar tax, fund or duty (including court fees) payable in connection with the issue and distribution of the Notes or the execution of the Agreements.

10.2	Expense Letter: Upon presentation by JPMorgan and/or any other Joint Lead Manager through JPMorgan (being agreed that all invoices are to be presented at the same time), of an invoice, the Issuer will pay promptly after the Closing Date to the Joint Lead Managers the costs specified in a letter dated the date of this Agreement between the Issuer and the Joint Lead Managers in respect of their legal and other expenses incurred in connection with the issue of the Notes.

11	Indemnification and Contribution

11.1

The Issuer will indemnify and hold harmless each Manager, its partners, directors and officers and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Manager may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Prospectus or the Preliminary Prospectus, or any amendment or supplement thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Manager for any legal or other expenses reasonably incurred by such Manager in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Issuer will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Issuer by any Manager specifically for use therein, it being understood and agreed that the only such information furnished by any Manager consists of the information described as such in or pursuant to this Agreement (the “Manager Information”).

For the purposes of this Clause 11, “Manager Information” includes the names of the Managers as they appear on the front cover and the “Subscription and Sale” section of each of the Preliminary Prospectus and Prospectuses.

11.2	Each Manager will severally and not jointly indemnify and hold harmless the Issuer, its directors and officers and each person, if any, who controls the Issuer within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities to which the Issuer may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Prospectus, the Preliminary Prospectus, or any amendment or supplement thereto, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the Manager Information, and will reimburse any legal or other expenses reasonably incurred by the Issuer in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred.

11.3

Promptly after receipt by an indemnified party under this Clause 11 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under Clause 11.1 or 11.2, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under Clause 11.1 or 11.2. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defence thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defence thereof, the indemnifying party will not be liable to such indemnified party under this Clause 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defence thereof other than reasonable costs of investigation. In no event shall the indemnifying party be liable for the fees and expenses of more than one counsel and local counsel at any time for any indemnified party in connection with any one action or separate but substantially similar or related actions arising in the same jurisdiction out of the same general allegations or circumstances. No indemnifying party shall (i) without the prior written consent of the indemnified party, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (A) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment in accordance with the provisions of this Clause 11.

11.4	If the indemnification provided for in Clause 11 is unavailable or insufficient to hold harmless an indemnified party under Clause 11.1 or 11.2, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in Clause 11.1 or 11.2 (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and the Managers on the other from the offering of the Notes or (ii) if the allocation provided by (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in (i) but also the relative fault of the Issuer on the one hand and the Managers on the other in connection with the statements or omissions which resulted in such Loss as well as any other relevant equitable considerations. The relative benefits received by the Issuer on the one hand and the Managers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Issuer bear to the total commissions received by the Managers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer, on the one hand, or the Managers, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Clause 11.4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this Clause 11.4. Notwithstanding the provisions of this Clause 11.4, no Manager shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Manager has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

12	Termination

12.1	Managers’ Ability to Terminate: Notwithstanding anything herein contained, the Joint Lead Managers on behalf of the Managers may, by notice to the Issuer given at any time prior to payment of the net subscription moneys for the Notes to the Issuer, terminate this Agreement in any of the following circumstances:

12.1.1	if there shall have come to the notice of the Managers any material breach of, or any event rendering untrue or incorrect in any material respect, of the warranties and representations contained in Clause 5 (or any deemed repetition thereof) or failure to perform any of the Issuer’s covenants or agreements in this Agreement; or

12.1.2	if any of the conditions specified in Clause 7 has not been satisfied or waived by the Joint Lead Managers, on behalf of the Managers; or

12.1.3	if in the opinion of the Joint Lead Managers (after such consultation with the Issuer as may be reasonably practicable in the circumstances), there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would be in their view likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market.

12.2	Consequences of Termination: Upon such notice being given this Agreement shall terminate and be of no further effect and no party hereto shall be under any liability to any other in respect of this Agreement, except that the Issuer shall remain liable under Clause 10 for the payment of the costs and expenses already incurred or incurred in consequence of such termination, the Managers shall remain liable under Clause 3.2 and the obligations of the Issuer pursuant to Clause 13, which would have continued had the arrangements for the subscription and issue of the Notes been completed, shall continue.

13	Survival of Representations etc.

The provisions of this Agreement shall continue in full force and effect notwithstanding completion of the arrangements for the subscription and issue of the Notes or any investigation made by or on behalf of any party to this Agreement.

14	No Fiduciary Duties

The Issuer acknowledges and agrees that each Manager is acting solely pursuant to a contractual relationship with the Issuer on an arm’s length basis with respect to the issue, offer and sale of the Notes (including in connection with determining the terms of the issue, offer and sale of the Notes) and not as a financial advisor or a fiduciary to the Issuer or any other person. Additionally, the Issuer acknowledges that the Managers are not advising the Issuer or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Issuer shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Managers shall have no responsibility or liability to the Issuer with respect thereto. The Issuer further acknowledges and agrees that any review by the Managers of the Issuer, the issue, offer and sale of the Notes, the terms of the Notes and other matters relating thereto will be performed solely for the benefit of the Managers and shall not be on behalf of the Issuer or any other person. The foregoing is without prejudice to any obligation of the Joint Lead Managers to make recommendations to the Issuer concerning the pricing and allocation of the offering in accordance with applicable rules of the U.K. Financial Services Authority.

15	Notices

15.1	Methods of Communication: All communications hereunder shall be by fax, in writing delivered by hand or by electronic communication and shall be deemed to have been given if mailed or transmitted and confirmed by any standard form of telecommunication to the following addresses:

if to the Issuer, addressed to it at:

Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093

Attention:	Vice President and Corporate Secretary
Facsimile:	+1 (847) 646-2950

with a copy to:

Kraft Foods Global, Inc.

Three Lakes Drive

Northfield, Illinois 60093

Attention:	Senior Manager Treasury & Controls, NF333
Facsimile:	+1 (847) 646-3173

and

Kraft Foods Finance Europe AG

P.O. Box 855

Chollerstrasse 4

CH-6301 Zug

Switzerland

Attention:	Director Treasury International
Facsimile:	+41 41 741 76 35

and if to the Managers, addressed to them care of the Joint Lead Managers at:

Credit Suisse Securities (Europe) Limited

One Cabot Square

London E14 4QJ

United Kingdom

Facsimile:	+44 (0)20 7905 6128
E-mail:	tmg.documentation@credit-suisse.com
Attention:	MTN Trading Desk

Goldman Sachs International

Peterborough Court

133 Fleet Street

London EC2A 2BB

United Kingdom

Facsimile:	+44 (0)20 7774 2330
Attention:	Syndicate Desk

HSBC Bank plc

8 Canada Square

London E14 5HQ

United Kingdom

Facsimile:	+44 (0)20 7992 4973
E-mail:	transaction.management@hsbcib.com
Attention:	Transaction Management Group

J.P. Morgan Securities Ltd.

125 London Wall

London EC2Y 5AJ

United Kingdom

Facsimile:	+44 (0)20 7325 8270
E-mail:	headof.teg@jpmorgan.com
Attention:	Head of Debt Syndicate and Head of Transaction Execution Group

Société Générale

17, Cours Valmy

92987 Paris La Défense Cedex

France

Facsimile:	+33 1 42 13 7809
Attention:	CAFI/SYN/CAP/BND

UBS Limited

100 Liverpool Street

London EC2M 2RH

United Kingdom

Facsimile:	+44 (0)20 7567 2477
Attention:	Fixed Income Syndicate

15.2	Deemed Receipt: A communication will be deemed received (if by fax) when the relevant receiver confirms receipt, (if in writing) when delivered, (if by electronic communication) when the relevant receipt of such communication being read is given or where no read receipt is requested by the sender, if no delivery failure notification is received by the sender within 24 hours of sending such communication, in each case in the manner required by this Clause 15.2; provided that any communication which is received outside business hours or on a non-business day in the place of receipt shall be deemed received at the opening of business on the next following business day in such place. Any communication to be delivered to any party under this Agreement which is to be sent by fax or by electronic communication will be written legal evidence.

15.3	Definitions

For the purposes of this Agreement, the term “affiliate” means, with respect to a specified person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person or entity, and the term “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of (i) the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise or (ii) 50 per cent. or more of the issued share capital of an entity.

16	Time

Time shall be of the essence of this Agreement.

17	Governing Law and Jurisdiction

17.1	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including Article 5, Title 14, Section 5-1401 of the General Obligations Law of the State of New York.

17.2	Jurisdiction: The federal and state courts in the Borough of Manhattan in The City of New York are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

17.3	Waiver of Jury Trial: The Issuer and the Managers waive, to the fullest extent permitted by applicable law, any right they may have to a trial by jury in any Proceedings (whether based on contract, tort or any other theory).

18	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

In witness whereof this Agreement has been entered on the date stated at the beginning.

KRAFT FOODS INC.

By:	/S/ TIMOTHY R. McLEVISH

CREDIT SUISSE SECURITIES (EUROPE) LIMITED

GOLDMAN SACHS INTERNATIONAL

HSBC BANK PLC

SOCIÉTÉ GÉNÉRALE

UBS LIMITED

ABN AMRO BANK N.V.

BANCA IMI S.P.A.

BBVA SECURITIES, INC.

BNP PARIBAS

LEHMAN BROTHERS INTERNATIONAL (EUROPE)

Each by its duly authorised attorney:

/S/ LESLIE BAIKIE

J.P. MORGAN SECURITIES LTD.

By:	/S/ LESLIE BAIKIE

Schedule

Each Manager severally (and not jointly) agrees as follows:

1	United States: Each Manager understands that the Notes have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Each Manager represents that it has offered and sold the Notes, and agrees that it will offer and sell the Notes (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Notes, and it and they have complied and will comply with the offering restrictions requirement of Regulation S. Each Manager agrees that, at or prior to confirmation of sale of Notes, it will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchases Notes from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in this paragraph have the meanings given to them by Regulation S.

2	United Kingdom: Each Manager represents and agrees that:

2.1	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

2.2	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

3	General: Each Manager severally acknowledges that no representation is made by the Issuer or any Manager that any action has been or will be taken in any jurisdiction by the Issuer or any Manager that would permit a public offering of the Notes, or possession or distribution of the Preliminary Prospectus or the Prospectus in any country or jurisdiction where action for that purpose is required. Each Manager will comply to the best of its knowledge and belief in all material respects with all applicable securities laws and regulations in each jurisdiction in which it purchases, offers, sells or delivers Notes or has in its possession or distributes the Preliminary Prospectus or the Prospectus, in all cases at its own expense unless agreed otherwise.